Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the first day of August 2026 between Alkermes, Inc., a Pennsylvania corporation (the “Company”), and Blair C. Jackson (“Executive”).

WHEREAS, the Company has previously entered into an employment agreement with Executive (the “Existing Employment Agreement”); and

WHEREAS, the Company and Executive wish to replace the Existing Employment Agreement with the provisions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment. The term of this Agreement shall extend from August 1, 2026 (the “Commencement Date”) until this Agreement is terminated by either the Executive or the Company pursuant to Paragraph 4. The term of this Agreement may be referred to herein as the “Period of Employment.”

2. Position and Duties. Commencing August 1, 2026, Executive shall serve as the President and Chief Executive Officer of Alkermes plc (“Alkermes”) and the Company, and is employed by the Company in this position. In these roles, Executive shall have supervision and control over and responsibility for the day-to-day business and affairs of the Company, be responsible for oversight of strategic issues affecting the Company and maintaining key relationships in the industry and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of Alkermes (the “Board”), provided that such duties are consistent with Executive’s positions or other positions that he may hold from time to time. Executive shall devote his full working time and efforts to the business and affairs of the Company.

3. Compensation and Related Matters.

(a) Base Salary. Executive’s initial annual base salary shall be determined by the Compensation Committee of the Board (the “Compensation Committee”). Executive’s base salary shall be redetermined annually by the Compensation Committee. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in substantially equal bi-weekly installments.

(b) Incentive Compensation. Executive shall be eligible to receive cash incentive compensation as determined by the Compensation Committee from time to time, and shall also be eligible to participate in such incentive compensation plans as the Compensation Committee shall determine from time to time.

(c) Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him in performing services hereunder during the Period of Employment, in accordance with the policies and procedures then in effect and established by the Company.

(d) Other Benefits. During the Period of Employment, Executive shall be entitled to continue to participate in or receive benefits under all of the Company’s Employee Benefit Plans in effect on the date hereof, as these plans or arrangements may thereafter be amended from time to time. As used herein, the term “Employee Benefit Plans” includes, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company on the date hereof for employees of the same status within the hierarchy of the Company. Executive shall have the right in accordance with applicable law and the Company’s long-term disability plan to elect to pay the premiums for his disability coverage with after-tax dollars. During the Period of Employment, Executive shall be entitled to participate in or receive benefits under any Employee Benefit Plan or arrangement which may, in the future, be made available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Any payments or benefits payable to Executive under a plan or arrangement referred to in this Subparagraph 3(d) in respect of any calendar year during which Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement or otherwise provided herein, be prorated in accordance with the number of days in such calendar year during which he is so employed. Should any such payments or benefits accrue on a fiscal year (rather than calendar year) basis, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.

(e) Vacations. Executive shall be entitled to paid vacation time in each calendar year in accordance with Company policy. Executive shall also be entitled to all paid holidays given by the Company to its executives.

4. Termination. Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. Executive’s employment hereunder shall terminate upon his death.

(b) Disability. If Executive is prevented from performing his duties hereunder by reason of any physical or mental incapacity that results in Executive’s satisfaction of all requirements necessary to receive benefits under the Company’s long-term disability plan due to a total disability, then, to the extent permitted by law, the Company may terminate the employment of Executive at or after such time. Nothing in this Subparagraph 4(b) shall be construed to waive Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by Company for Cause. At any time during the Period of Employment, the Company may terminate Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by Executive of a felony or any misdemeanor involving deceit, dishonesty or fraud, or conduct by Executive that would reasonably be expected to result in material injury to the Company if he were retained in his position; (iii) continued, willful and deliberate non-performance by Executive of his duties hereunder (other than by reason of Executive’s physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Company; (iv) a material or intentional breach by Executive of any of the provisions contained in Paragraph 7 of this Agreement; (v) a material violation of a written Company policy that remains uncured after thirty (30) days following written notice from the Company to the Executive of such material violation; or (vi) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials. Cause shall only exist if determined in good faith by all independent members of the Board. In the event the Company terminates Executive’s employment pursuant to Subparagraph 4(c)(ii) and Executive is later fully exonerated in a non-appealable judgement by a court of competent jurisdiction, the Executive would be entitled to receive from the Company the severance and other benefits described in Subparagraph 5(b).

(d) Termination Without Cause. At any time during the Period of Employment, the Company may terminate Executive’s employment hereunder without Cause. Any termination by the Company of Executive’s employment under this Agreement which does not constitute a termination for Cause under Subparagraph 4(c) or result from the death or disability of Executive under Subparagraph 4(a) or (b) shall be deemed a termination without Cause, provided that Executive’s employment shall not be deemed terminated under this Subparagraph 4(d) if he remains employed by an affiliate of the Company.

(e) Termination by Executive. At any time during the Period of Employment, Executive may terminate his employment hereunder for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a substantial diminution or other substantive adverse change, not consented to by Executive, in the nature or scope of Executive’s responsibilities, authorities, powers, functions or duties; (ii) an involuntary material reduction in Executive’s Base Salary except for across-the-board reductions similarly affecting all or substantially all management employees; (iii) a breach by the Company of any of its other material obligations under this Agreement, or (iv) a material change in the geographic location at which Executive must perform his services, provided that a change in the employment of Executive to another affiliate of the Company does not in and of itself constitute “Good Reason.”; (v) removal from the Board (other than for Cause). “Good Reason Process” shall mean that (A) Executive reasonably determines in good faith that a “Good Reason” event has occurred; (B) Executive notifies the Company in writing of the occurrence of the Good Reason event within ninety (90) days of the occurrence of such event; (C) Executive cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice, to modify Executive’s employment situation in a manner acceptable to Executive and Company; (D) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to Executive; and (E) Executive terminates his employment no later than sixty (60) days after the end of the thirty-day cure period. If the Company cures the Good Reason event in a manner acceptable to Executive during the thirty-day period, Good Reason shall be deemed not to have occurred.

(f) Notice of Termination. Except for termination as specified in Subparagraph 4(a), any termination of Executive’s employment by the Company or any such termination by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination. “Date of Termination” shall mean: (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated on account of disability under Subparagraph 4(b) or by the Company for Cause under Subparagraph 4(c), the date on which Notice of Termination is given; (iii) if Executive’s employment is terminated by the Company under Subparagraph 4(d), thirty (30) days after the date on which a Notice of Termination is given; and (iv) if Executive’s employment is terminated by Executive under Subparagraph 4(e), thirty (30) days after the date on which a Notice of Termination is given.

5. Compensation Upon Termination.

(a) Termination Generally. If Executive’s employment with the Company is terminated for any reason during the Period of Employment, the Company shall pay or provide to Executive (or to his authorized representative or estate) any earned but unpaid Base Salary, incentive compensation earned but not yet paid, unpaid expense reimbursements, accrued but unused vacation and any vested benefits Executive may have under any Employee Benefit Plan of the Company, including without limitation any benefits that may accrue on Executive’s retirement from the Company, to the extent applicable (collectively, the “Accrued Benefit”).

(b) Termination by the Company Without Cause or by Executive with Good Reason. If Executive’s employment is terminated by the Company without Cause as provided in Subparagraph 4(d), or Executive terminates his employment for Good Reason as provided in Subparagraph 4(e), then the Company shall, through the Date of Termination, pay Executive his Accrued Benefit. The Company shall within seven (7) days of the Date of Termination provide to Executive a customary and general release of claims in a form consistent with the form used for senior executives and that is satisfactory to the Company (the “Release”). If Executive signs the Release and delivers it to Company within twenty-one (21) days of Executive’s receipt of the Release and does not revoke it within seven (7) days thereafter:

(i) Company shall pay Executive an amount equal to one-and-a-half (1.5) times the sum of (A) the Executive’s Base Salary, plus (B) Executive’s Average Incentive Compensation (the “Severance Amount”). The Severance Amount shall be paid out in substantially equal bi-weekly installments over eighteen (18) months, in arrears beginning on the first payroll date that occurs after thirty-five (35) days from the Date of Termination. Solely for the purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each bi-weekly payment is considered a separate payment. For purposes of this Agreement, “Average Incentive Compensation” shall mean the average of the annual cash incentive compensation under Subparagraph 3(b) received by Executive for the two (2) immediately preceding fiscal years, provided that, if Executive has not received such incentive compensation for at least two preceding fiscal years while in the role held at the time of termination, the Executive’s target annual bonus shall be used for whichever of the year(s) the Executive has not received such incentive compensation. In no event shall “Average Incentive Compensation” include any sign-on bonus, retention bonus or any other special bonus. Notwithstanding the foregoing, if Executive breaches any of the provisions contained in Paragraph 7 of this Agreement, all payments of the Severance Amount shall immediately cease.

(ii) Subject to Executive’s copayment of premium amounts at the active employees’ rate, continued participation in the Company’s group health, dental and vision program for eighteen (18) months; provided, however, that the continuation of health benefits under this Subparagraph shall reduce and count against Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(iii) Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s termination of employment, Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment or benefit that Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable or benefit shall be provided prior to the date that is the earlier of (A) six months after Executive’s separation from service, or (B) Executive’s death, and the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Subparagraph 5(b)(iii). The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c) Additional Limitation.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c). Additionally, to the maximum extent possible, any necessary reductions to the Aggregate Payments pursuant to this Paragraph 5(c) shall be made in a manner that endeavors to result in the least economic cost to Executive.

(ii) For purposes of this Paragraph 5(c), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Paragraph 5(c)(i) shall be made by a nationally recognized accounting firm mutually selected by the Company and Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

6. Change in Control Payment. The provisions of this Paragraph 6 set forth certain terms of an agreement reached between Executive and the Company regarding Executive’s rights and obligations upon the occurrence of a Change in Control of Alkermes or any successor in interest to Alkermes. These provisions are intended to assure and encourage in advance Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Subparagraph 5(b) regarding the amount of severance pay and benefits upon a termination of employment, if such termination of employment occurs within twenty-four (24) months after the occurrence of the first event constituting a Change in Control, provided that such first event occurs during the Period of Employment. These provisions shall terminate and be of no further force or effect beginning twenty-four (24) months after the occurrence of a Change in Control.

(a) A “Change in Control” shall be deemed to have occurred upon the occurrence of any one of the following events:

(i) any “Person,” as such term is used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended (the “Act”) (other than Alkermes, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of Alkermes or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in

Rule 12b-2 under the Act) of such Person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of Alkermes representing fifty percent (50%) or more of the combined voting power of Alkermes’ then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from Alkermes); or

(ii) a majority of the members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of such appointment or election; or

(iii) the consummation of (A) any consolidation or merger of Alkermes where the shareholders of Alkermes, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of Alkermes.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by Alkermes that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to fifty percent (50%) or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from Alkermes) and immediately thereafter beneficially owns fifty percent (50%) or more of the combined voting power of all then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

(b) Effect of a Change in Control.

(i) If within twenty-four (24) months after a Change in Control occurs, the Executive’s employment is terminated by the Company without Cause as provided in Subparagraph 4(d) or the Executive terminates his employment for Good Reason as provided in Subparagraph 4(e), then, the Company shall pay Executive a lump sum in cash on the Date of Termination equal to the sum of:

(A) to the extent not theretofore paid, an amount equal to the Executive’s Base Salary through the Date of Termination;

(B) an amount equal to the following formula: A x (B ÷ 365); where A equals Executive’s Average Incentive Compensation and B equals the number of days in the current calendar year through the Date of Termination; and

(C) an amount equal to two (2) times the sum of (I) Executive’s Base Salary (or Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (II) Executive’s Average Incentive Compensation; and

(ii) Subject to Executive’s copayment of premium amounts at the active employees’ rate, Executive shall continue to participate in the Company’s group health, dental and vision program for twenty-four (24) months; provided, however, that the continuation of health benefits under this Paragraph shall reduce and count against Executive’s rights under COBRA.

(iii) Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment or benefit that Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable or benefit shall be provided prior to the date that is the earlier of (A) six (6) months and one day after Executive’s separation from service, or (B) Executive’s death. The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

7. Confidential Information, Nonsolicitation and Cooperation.

(a) Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Company or its affiliates which is of value to the Company or its affiliates in the course of conducting their business and the disclosure of which could result in a competitive or other disadvantage to the Company or its affiliates. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company or its affiliates. Confidential Information includes information developed by Executive in the course of Executive’s employment by the Company or its affiliates, as well as other information to which Executive may have access in connection with Executive’s employment. Confidential Information also includes the confidential information of others with which the Company or its affiliates has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Executive’s duties under Subparagraph 7(b).

(b) Confidentiality. Executive understands and agrees that Executive’s employment creates a relationship of confidence and trust between Executive and the Company with respect to all Confidential Information. At all times, both during Executive’s employment with the Company or its affiliates and after its termination, Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing Executive’s duties to the Company or its affiliates. Notwithstanding the above, (i) pursuant to the federal Defend Trade Secrets Act of 2016, Executive’s disclosure of a “trade secret” (as defined herein) (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) Executive’s disclosure of Confidential Information to any governmental agency or entity to report possible violations of federal law or regulation or Executive’s making of other disclosures that are protected under the whistleblower provisions of federal law or regulation will not constitute a violation of this Paragraph 7. For purpose of the above sentence trade secret shall be defined as all forms and types of information that the Company has taken reasonable measures to keep secret and where such information derives actual or potential independent economic value from not being generally known to, and not being readily ascertainable through proper means by another person who can obtain economic value from the disclosure or use of the information.

(c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Executive by the Company or its affiliates or are produced by Executive in connection with Executive’s employment will be and remain the sole property of the Company and/or its affiliate. Executive will return to the Company all such materials and property as and when requested by the Company. In any event, Executive will return all such materials and property known to the Executive immediately upon termination of Executive’s employment for any reason. Executive shall not be required to search backup systems, archived electronic files or personal devices for inadvertent copies, provided that any such materials that are later identified remain subject to the confidentiality and non-use obligations of this Agreement.

(d) Nonsolicitation. During the Period of Employment and for one (1) year thereafter, Executive (i) will refrain from directly or indirectly recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company or its affiliates (other than terminations of employment of subordinate employees undertaken in the course of Executive’s employment with the Company or its affiliates); and (ii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company or the Company’s affiliates. However, nothing in this Subparagraph 7(d) will prohibit Executive from indirectly recruiting, soliciting, inducing or influencing a person to leave employment with the Company or its affiliates through the use of advertisements in trade journals and the like or from discussing employment opportunities with such employees to the extent such employees contact Executive first. Executive understands that the restrictions set forth in this Subparagraph 7(d) are intended to protect the Company’s and its affiliates’ interests in their Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for such purpose.

(e) Litigation and Regulatory Cooperation. During and after Executive’s employment for up to three years following termination, Executive shall cooperate fully with the Company and its affiliates in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its affiliates which relate to events or occurrences that transpired while Executive was employed by the Company or its affiliates. Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company or its affiliates at mutually convenient times. During and after Executive’s employment for up to three years following termination, Executive also shall cooperate fully with the Company and its affiliates in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company or its affiliates. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Subparagraph 7(e), and following Executive’s separation from employment the Company shall additionally compensate Executive at a mutually agreed-upon reasonable hourly rate for services rendered pursuant to this Subparagraph 7(e).

(f) Injunction. Executive agrees that it would be difficult to measure any damages caused to the Company and its affiliates which might result from any breach by Executive of the promises set forth in this Paragraph 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Paragraph 9 of this Agreement, Executive agrees that if Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company or its affiliates.

8. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Paragraph 8 shall be specifically enforceable. Notwithstanding the foregoing, this Paragraph 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Paragraph 8.

9. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Paragraphs 7 or 8 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, Executive (i) submits to the personal jurisdiction of such courts; (ii) consents to service of process; and (iii) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10. Integration. This Agreement, the Employee Agreement with respect to Inventions and Proprietary Information dated November 15, 1999, and the Alkermes, Inc. Indemnification Agreement dated January 11, 2021 constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements between the parties with respect to any related subject matter.

11. Assignment; Successors and Assigns. Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement without the consent of Executive in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Company and Executive, their respective successors, executors, administrators, heirs and permitted assigns.

12. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any paragraph of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Executive at the last address Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of both the Chief Legal Officer and Chief Human Resources Officer , and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

15. Amendment. This Agreement may be amended or modified only by a written instrument referencing this Agreement signed by Executive and by a duly authorized representative of the Company.

16. Legal Expenses. The Company agrees to reimburse Executive, to the full extent permitted by law, for all costs and expenses (including, without limitation, reasonable attorneys’ fees) which Executive may reasonably incur as a result of any contest of the validity or enforceability of, or the Company’s liability under, any provision of this Agreement, plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that such payment shall be made only if the Executive achieves a favorable judgement or settlement on at least one material issue.

17. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning Federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

ALKERMES, INC.

/s/ Stephen Schiavo
By:	Stephen Schiavo
Title:	SVP, Chief Human Resources Officer

/s/ Blair C. Jackson
Blair C. Jackson